Exhibit 99.1


    Sky Petroleum Updates Drilling Operations on Second Mubarak Well

                 Drill Depth of 10,500 Feet Achieved


    AUSTIN, Texas--(BUSINESS WIRE)--June 20, 2007--Sky Petroleum, Inc. (OTCBB:
SKPI), an oil and gas exploration company, is pleased to announce that Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarak Field, has informed the company that the Mubarak K2 ST3 well is currently drilling at a depth of approximately 10,500 feet. The Rani Woro drilling rig successfully cleaned out the casing on the existing K2 well and milled a window in the casing at a depth of 8,974 feet.

    The well is being drilled from the existing K wellhead platform within the field boundary, to a planned sub sea depth of approximately 13,200 feet. The well will penetrate the Ilam/Mishrif oil reservoir which has produced over 86 million barrels of oil from Mubarek Field. Results are anticipated in the third quarter of 2007 after testing of the well.

    About Sky Petroleum

    Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

    Safe Harbor

    Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the well, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the timing for drilling the second obligation well, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

    CONTACT: Sky Petroleum, Inc.
             Michael Noonan, 512-687-3427
             mnoonan@skypete.com